Exhibit 99.1

MetaBank® and Liberty Lending, LLC Partner to Originate Personal Loans

Sioux Falls, S.D., January 25, 2018 (GLOBE NEWSWIRE) - MetaBank®, a wholly-owned subsidiary of Meta Financial Group, Inc.® (NASDAQ: CASH) (“Meta”), and Liberty Lending, LLC (“Liberty Lending”) announced today that they have entered into a three-year program agreement whereby MetaBank will provide personal loans to Liberty Lending customers. Meta and Liberty Lending will market the program jointly through a wide variety of marketing channels. Under this agreement, MetaBank expects to originate between $500 million and $1 billion in personal loans during the term of the program.

This marks the entry point for Meta into a direct-to-consumer credit business, leveraging its balance sheet to generate higher income on higher margin products. The 2016 acquisition of Specialty Consumer Services (“SCS”), now a division of MetaBank, is the platform from which the Liberty Lending program and other similar programs will be launched.

“We are excited to partner with a respected and growing brand in online lending, and look forward to working together to deliver best in class loan products to consumers,” said Brent Turner, Executive Vice President and Head of Consumer Lending at Meta. “Furthermore, leveraging the underwriting expertise and consumer credit experience of the SCS team provides us with great resources to accomplish our objectives in consumer credit.” The loan products contemplated under this agreement are closed-end installment loans ranging from $3,500 to $45,000 with durations of between 13 and 60 months.

“Liberty Lending’s mission is to provide innovative borrowing solutions to deserving customers. The partnership will enable Liberty Lending to further deliver on its mission to customers by leveraging Meta’s wealth of resources and expertise,” said Bill Yialamas, CFO of Liberty Lending.

About Meta Financial Group
Meta Financial Group, Inc. ("Meta") is the holding company for MetaBank®, a federally chartered savings bank. Meta shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, S.D., MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions. More information is available at metafinancialgroup.com.

About Liberty Lending, LLC
Liberty Lending headquartered in New York, is a financial services company focused on the online lending industry. For more information on Liberty Lending, visit www.libertylending.com.

Forward Looking Statements
This release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the statement regarding MetaBank’s expectation to originate between $500 million and $1 billion in personal loans during the three-year term of the program agreement with Liberty Lending, LLC. The accuracy of this statement is necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Various factors could cause actual results to differ materially from those expressed or implied herein, including the factors discussed in Meta’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Meta expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Meta or its subsidiaries.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com